AGREEMENT BY AND BETWEEN
MidSouth Bank, National Association
Lafayette, Louisiana
and
The Comptroller of the Currency

MidSouth Bank, National Association, Lafayette, Louisiana (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules, and regulations.
The Comptroller has found unsafe and unsound banking practices relating to credit administration, strategic planning, and Allowance for Loan and Lease losses documentation.
In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I
JURISDICTION
(1)     This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2)         This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).
(3)         This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(7)(ii). See 12 U.S.C. § 1831i.
(4)         This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).
(5)         This Agreement shall cause the Bank not to be designated as an “eligible bank” or “eligible depository institution” for purposes of 12 C.F.R. §§ 5.3(g) and (h), unless otherwise informed in writing by the Comptroller.
(6)         All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Assistant Deputy Comptroller
Office of the Comptroller of the Currency
New Orleans Field Office
3838 N. Causeway Blvd., Suite 2890
Metairie, Louisiana 70002

ARTICLE II
COMPLIANCE COMMITTEE
(1) Within thirty (30) days of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.
(2) The Compliance Committee shall meet at least monthly.
(3) Within sixty (60) days of this Agreement and by the end of each calendar quarter thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;

(b)	actions taken to comply with each Article of this Agreement; and

(c)	the results and status of those actions.
(4) The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.
(5) The Board shall ensure that the Bank has sufficient processes, personnel, resources, and control systems to effectively implement and adhere to all provisions of this Agreement, and that Bank personnel have sufficient training and authority to execute their duties and responsibilities under this Agreement.

ARTICLE III
STRATEGIC PLAN
(1)     Within ninety (90) days of this Agreement, the Board shall submit to the Assistant Deputy Comptroller for review a written strategic plan for the Bank covering at least a three-year period. The strategic plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, concentrations, liability structure, capital adequacy, classified and non-performing asset levels, product line development and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives and, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	an assessment of the Bank's present and future operating environment;

(c)	the development of strategic goals and objectives to be accomplished over the short and long term;

(d)	an identification of the Bank’s present and future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in (1)(c) of this Article;

(e)
an evaluation of the Bank's internal operations, staffing requirements, board and management information systems, and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed under (1)(c) of this Article;

(f)	a succession program to promote the retention and continuity of capable senior management and board members;

(g)	product line development and market segments that the Bank intends to promote or develop;

(h)	limitations, based upon a specific percentage of the Bank’s Tier 1 capital, on each major line of business;

(i)	an action plan to accomplish identified strategic goals and objectives, including individual responsibilities, accountability and specific time frames;

(j)	a financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over the period covered by the strategic plan;

(k)	control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s operating environment;

(l)	specific plans to establish responsibilities and accountability for the strategic planning process, new products, growth goals, or proposed changes in the Bank’s operating environment;

(m)	specific plans for the maintenance of adequate capital that are consistent with OCC Bulletin 2012-16 (Guidance for Evaluating Capital Planning and Adequacy) (June 7, 2012);

(n)	projections for capital and liquidity requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities; and

(o)	systems to monitor the Bank’s progress in meeting the plan’s goals and objectives.
(2)     Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately implement and thereafter ensure adherence to the Bank’s strategic plan. The Board shall review and update the strategic plan on at least an annual basis and provide a copy to the Assistant Deputy Comptroller.

(3)     The Bank must give the Assistant Deputy Comptroller at least sixty (60) days’ advance, written notice of its intent to deviate significantly from the strategic plan, including deviations through updates to the plan.

(a)
For purposes of this Article, changes that may constitute a significant deviation from the strategic plan include, but are not limited to, any significant deviations from marketing strategies, marketing partners, acquisition channels; underwriting practices and standards, account management strategies and test programs; collection strategies, partners or operations; fee structure, pricing, or fee application methods; accounting processes and practices; funding strategy; or any other changes in personnel, operations or external factors that may have a material impact on the Bank's operations or financial performance.

(b)
Prior to making any changes that significantly deviate from the Bank's strategic plan, the Board shall perform an evaluation of the adequacy of the Bank's organizational structure, staffing, management information systems, internal controls and written policies and procedures to identify, measure, monitor, and control the risks associated with the product or service. The evaluation shall include an assessment of the impact of such change on the Bank's condition, including a profitability analysis.

(4)     If the OCC determines, in its sole judgment, that the Bank has failed to submit an acceptable strategic plan as required by paragraph (1) of this Article or has failed to implement or adhere to the Bank’s specific, measurable, and verifiable objectives included in the strategic plan, for which the OCC has taken no supervisory objection pursuant to paragraph (2) of this Article, then within fifteen (15) days of receiving written notice from the OCC of such fact, the Board shall develop and shall submit to the OCC for its review and prior determination of no supervisory objection a revised strategic plan, which shall detail the Bank’s proposal to correct deficiencies resulting in the Bank’s failure and to adhere to the Bank’s original strategic plan.

(a)
After the OCC has advised the Bank that it does not take supervisory objection to the revised strategic plan, the Board shall immediately implement, and shall thereafter ensure adherence to, the terms of the revised strategic plan.

(b)	Failure to submit a timely, acceptable revised strategic plan may be deemed a violation of this Agreement, in the exercise of the OCC’s sole discretion.

ARTICLE IV
PROBLEM ASSETS
(1)         The Bank shall take immediate and continuing action to protect its interest in those classified assets and special mention assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.
(2)    Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of classified assets and special mention assets equal to or exceeding two hundred fifty thousand dollars ($250,000) criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as "doubtful," "substandard," or "special mention." This program shall include, at a minimum:

(a)	an identification of the expected sources of repayment;

(b)	the appraised value of supporting collateral and the position of the Bank's lien on such collateral where applicable, as well as other necessary documentation to support the collateral valuation;

(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations;

(d)	results of any impairment analysis required under Accounting Standards Codification (“ASC”) 310-10; and

(e)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.
(3)    Upon adoption, a copy of the program for all classified assets and special mention assets equal to or exceeding two hundred fifty thousand dollars ($250,000) shall be forwarded to the Assistant Deputy Comptroller.
(4)    The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:

(a)
the status of each classified asset and special mention asset or criticized portion thereof that equals or exceeds two hundred fifty thousand dollars ($250,000) (with classified assets and special mention assets or criticized portions thereof that exceeds one million dollars ($1,000,000) receiving at least a monthly review);

(b)	management's adherence to the program adopted pursuant to this Article;

(c)	the status and effectiveness of the written program; and

(d)	the need to revise the program or take alternative action.
(5)     A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis (in a format similar to Appendix A, attached hereto).
(6)    The Bank may extend credit, directly or indirectly, including renewals, extensions, or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are classified assets and/or special mention assets in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed two hundred fifty thousand dollars ($250,000) only if each of the following conditions is met:

(a)
the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b)
a comparison to the written program adopted pursuant to this Article shows that the Board's formal plan to collect or strengthen the classified asset and/or special mention asset will not be compromised.

(7)    A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

ARTICLE V
LOAN PORTFOLIO MANAGEMENT
(1)         The Board shall, within ninety (90) days, develop, implement, and thereafter ensure Bank adherence to a written program to improve the Bank's loan portfolio management. The program shall include, but not be limited to:

(a)	procedures to ensure satisfactory and perfected collateral documentation;

(b)	procedures to ensure that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining and analyzing current and satisfactory credit information;

(c)	procedures to ensure conformance with loan approval requirements;

(d)	steps to enhance credit analysis and reduce credit, collateral, and Bank loan policy exceptions;

(e)	a system to track and analyze exceptions, including measuring conformance with reasonable risk limits for exception rates approved by the Board and consistent with the Board’s risk appetite;

(f)	procedures to ensure conformance with Call Report instructions;

(g)	procedures to ensure the accuracy of internal management information systems;

(h)	requirements for pre- and post-funding analysis of credits;

(i)	requirements for obtaining and reviewing current, full, and timely information throughout the term of each loan sufficient for adequate credit monitoring;

(j)
a performance appraisal process, including performance appraisals, job descriptions, and incentive programs for loan officers, which adequately consider their performance relative to policy compliance, documentation standards, accuracy in credit grading, exception levels, and other loan administration matters; and

(k)	procedures to track and analyze concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan and lease portfolios;

(l)
appropriate loan and portfolio level stress testing, consistent with OCC guidance, including OCC Bulletin 2012-33 (Community Bank Stress Testing) (October 18, 2012), with particular focus on credit concentrations.

(2)    Upon completion, a copy of the program shall be forwarded to the Assistant Deputy Comptroller.
(3)    Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to systems which provide for effective monitoring of:

(a)	early problem loan identification to assure the timely identification and rating of loans and leases based on lending officer submissions;

(b)	statistical records that will serve as a basis for identifying sources of problem loans and leases by industry, size, collateral, division, group, indirect dealer, and individual lending officer;

(c)	previously charged-off assets and their recovery potential;

(d)	compliance with the Bank's lending policies and laws, rules, and regulations pertaining to the Bank's lending function;

(e)	adequacy of credit and collateral documentation; and

(f)	concentrations of credit.
(4)    Beginning within ninety (90 days), on a quarterly basis management will provide the Board with written reports sufficient to enable the Board to provide adequate oversight over the Bank’s loan portfolio, including, at a minimum, the following information:

(a)	the identification, type, rating, and amount of problem loans and leases;

(b)	the identification and amount of delinquent loans and leases;

(c)	credit and collateral documentation exceptions, including trends;

(d)
credit policy exceptions, including at a minimum, monthly Board monitoring of policy exception reports that track aggregate number and dollar amount of loans with material underwriting exceptions as a percentage of outstanding loans, as well as by type of loan and loan officer;

(e)	the identification and status of credit related violations of law, rule or regulation;

(f)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (a) through (d) of this Article and Paragraph;

(g)	an analysis of concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan and lease portfolios;

(h)	the identification and amount of loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank; and

(i)	the identification of loans and leases not in conformance with the Bank's lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.

ARTICLE VI
LOAN REVIEW
(1)         Within sixty (60) days, the Board shall review and revise the Bank’s loan review program to ensure the Bank maintains an effective, independent, and on-going process to review, the Bank’s loan and lease portfolios and ensure the timely identification and categorization of problem credits. The program shall provide for appropriate scope and coverage of the loan and lease portfolio in light of the Bank’s size and risk profile and ensure adequate staffing of the loan review function. It shall also provide for a written report to be filed with the Board after each review and shall use a loan and lease grading system consistent with the guidelines set forth in the “Rating Credit Risk” section of the Comptroller’s Handbook. Such reports shall, at a minimum, include comments and conclusions regarding:

(a)	the loan review scope and coverage parameters;

(b)	the overall quality of the loan and lease portfolios;

(c)	the identification, type, rating, and amount of problem loans and leases;

(d)	the identification and amount of delinquent loans and leases;

(e)	credit and collateral documentation exceptions and the adequacy of financial analysis performed by lending staff;

(f)	the identification and status of credit related violations of law, rule, or regulation;

(g)	loans and leases not in conformance with the Bank's lending and leasing policies, and exceptions to the Bank’s lending and leasing policies;

(h)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (b) through (g) of the Article;

(i)	concentrations of credit;

(j)	loans and leases to affiliates, executive officers, directors, principal shareholders (and their related interests) of the Bank;

(k)	the adequacy of the ALLL; and

(l)	any recommendations for improvements.
(2)         The Board shall evaluate the loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, as appropriate, is taken upon all findings noted in the report(s), and documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be preserved in the Bank.

ARTICLE VII
ALLOWANCE FOR LOAN AND LEASE LOSSES
(1)         Within sixty (60) days of this Agreement, the Board shall revise the Bank’s written policies and procedures for maintaining and documenting an appropriate Allowance for Loan and Lease Losses (“Allowance”) in accordance with Generally Accepted Accounting

Principles (“GAAP”). The Allowance policies and procedures shall be consistent with the guidance set forth in the Federal Financial Institutions Examination Council’s “Interagency Policy Statement on the Allowance for Loan and Lease Losses” dated December 13, 2006 (OCC Bulletin 2006-47), and other applicable supervisory guidance, and shall at a minimum include:

(a)	procedures for determining whether a loan is impaired and measuring the amount of impairment, consistent with Accounting Standards Codification 310-10; and

(b)	procedures for estimating losses for various segments of the loan portfolio, consistent with Accounting Standards Codification 450-20.
(2)        Within sixty (60) days of this Agreement, the Board shall ensure the Bank’s program for maintenance of an appropriate Allowance includes guidelines for obtaining and utilizing current collateral valuations on impaired loans.
(3)         The program shall provide for a review of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income (“Call Reports”), by additional provisions from earnings, as needed. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.
(4)         Upon adoption of the Board's Allowance program, a copy shall be submitted to the Assistant Deputy Comptroller and the Bank shall implement and adhere to the program.

(a)	a focus on the following factors:
(a)    results of the Bank's loan review program;
(b)    loan loss experience;

(c)    trends of delinquent and nonaccrual loans;
(d)    concentrations of credit in the Bank; and

(e)	present and prospective economic conditions and other significant environmental factors.

Article VIII
INTERNAL AUDIT
(1)    Within sixty (60) days of this Agreement, the Board shall revise its internal audit program to ensure Bank adherence to an independent and comprehensive internal audit program sufficient to:

(a)	detect irregularities and weak practices in the Bank's operations;

(b)	determine the Bank's level of compliance with all applicable laws, rules and regulations;

(c)	assess and report the effectiveness of policies, procedures, controls, and management oversight relating to accounting and financial reporting;

(d)	evaluate the Bank's adherence to established policies and procedures, with particular emphasis directed to the Bank's adherence to its credit administration policies;

(e)	adequately cover all areas, including mortgage banking and consumer compliance;

(f)	ensure audit work papers and documentation of conclusions provide a meaningful audit scope, sample size, audit trail and validation for findings and recommendations;

(f)
establish a line of communication for audit reporting issues (including issues corrected during the audit, prior to issuance of an audit report) between the internal auditor, audit committee, and Board, including independence of compliance audit from compliance administration;

(g)	ensure timely management responses and corrective actions on identified weaknesses, including tracking reports; and

(h)	establish an annual audit plan using a risk-based approach sufficient to achieve these objectives.
(2)    As part of this audit program, the Board or Board Audit committee shall evaluate the audit reports of any party providing services to the Bank, and shall assess the impact on the Bank of any audit deficiencies cited in such reports within thirty (30) days of receipt.
(3)    The Board shall ensure that the audit program is independent. The person responsible for implementing the internal audit program described above shall report directly to the Board or Board Audit committee, who shall have the sole power to direct his/her activities. All reports prepared by the audit staff or audit firm shall be filed directly with the Board and/or Board Audit Committee and not through any intervening party.
(4)    Upon adoption, a copy of the internal audit program shall be promptly submitted to the Assistant Deputy Comptroller.

ARTICLE IX
CLOSING
(1)         Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.
(2)          It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
(3)        The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.
(4)         Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. If the Bank requires a suspension or waiver of any provision or an extension of any timeframe within this Agreement, the Board shall submit a written request to the Assistant Deputy Comptroller asking for relief. Any written requests submitted pursuant to this Article shall include a statement setting forth in detail, with relevant supporting documentation, the special facts and circumstances that support the Bank’s request for a suspension or waiver of any provision or an extension of a timeframe within this Agreement.
(5)         In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement; and

(c)	require corrective action be taken in a timely manner of any non-compliance with such actions.
(6)         This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.
IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ David A. Clay	July 19, 2017
David A. Clay Assistant Deputy Comptroller New Orleans Field Office	Date

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Leonard Q. Abington	July 19, 2017
Leonard Q. Abington	Date

/s/ James R. Davis	July 19, 2017
James R. Davis	Date

/s/ Jake Delhomme	July 19, 2017
Jake Delhomme	Date

/s/ Andrew G. Hargroder, MD	July 19, 2017
Andrew G. Hargroder, MD	Date

/s/ Milton B. Kidd III	July 19, 2017
Milton B. Kidd III	Date

/s/ Timothy J. Lemoine	July 19, 2017
Timothy J. Lemoine	Date

/s/ James R. McLemore	July 19, 2017
James R. McLemore	Date

/s/ R. Glenn Pumpelly	July 19, 2017
R. Glenn Pumpelly	Date

/s/ William M. Simmons	July 19, 2017
William M. Simmons	Date

/s/ Joseph V. Tortorice, Jr.	July 19, 2017
Joseph V. Tortorice, Jr.	Date

APPENDIX A

MidSouth Bank, N.A.
Lafayette, LA

CRITICIZED ASSET REPORT AS OF:
BORROWER(S): ASSET BALANCE(S) AND OCC RATING (SM, SUBSTANDARD, DOUBTFUL OR LOSS): $ CRITICISM AMOUNT CHARGED OFF TO DATE
FUTURE POTENTIAL CHARGE-OFF
PRESENT STATUS (Fully explain any increase in outstanding balance; include past due status, nonperforming, significant progress or deterioration, etc.):
FINANCIAL AND/OR COLLATERAL SUPPORT (include brief summary of most current financial information, appraised value of collateral and/or estimated value and date thereof, bank’s lien position and amount of available equity, if any, guarantor(s) info, etc.):
PROPOSED PLAN OF ACTION TO ELIMINATE ASSET CRITICISM(S) AND TIME FRAME FOR ITS ACCOMPLISHMENT:
IDENTIFIED SOURCE OF REPAYMENT AND DEFINED REPAYMENT PROGRAM (repayment program should coincide with source of repayment):
Use this form for reporting each asset rated Special Mention or classified Substandard that exceeds two hundred and fifty thousand dollars ($250,000), and any asset rated Doubtful. Retain the original in the credit file for review by the examiners. Submit your reports quarterly (monthly if the asset exceeds one million dollars ($1,000,000)) until notified otherwise, in writing, by the Assistant Deputy Comptroller.